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                              Coleman & Rhine LLP
                          1120 Avenue of the Americas
                            New York, New York 10036

                                                                   June 25, 1996



Health Management Systems, Inc.
401 Park Avenue south
New York, New York 10016

Gentlemen:

     We have acted as counsel to Health Management Systems, Inc., a New York corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offer and sale by certain shareholders (the "Selling Shareholders") of the Company of up to 460,000 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of the Company.

     In such capacity we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-Laws as presently in effect, minutes and other instruments evidencing actions taken by the Company's directors, the Registration Statement and exhibits thereto and such other documents and instruments relating to the Company and the issuance of the Shares as we have deemed necessary or appropriate under the circumstances.

     We are members of the Bar of the State of New York and do not represent ourselves to be expert in the laws of any other state or jurisdiction, except with respect to the federal laws of the United States of America.

     Based on the foregoing, it is our opinion that:

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     1.   The Company has been duly organized and is validly existing under the laws of New York and has authorized capital stock consisting of 5,000,000 shares of preferred stock, $.01 par value per share, and 45,000,000 shares of Common Stock.

     2. The Shares have been duly and validly issued, and are fully paid and non-assessable shares of Common Stock of the Company, with no personal liability attached to the ownership thereof.

      We hereby consent to (i) the use of this opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States, which relates to the offering that is the subject of this opinion, and (ii) the reference to this firm under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

     This opinion is as of the date hereof and is limited to the laws in effect as of the date hereof. We undertake no obligation to advise you of any change, whether legal or factual, in any matters set forth herein.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraphs.

                                   Very truly yours,



                              /s/  COLEMAN & RHINE LLP